Exhibit (k)(v)

[•], 2024

Octagon XAI CLO Income Fund

321 North Clark Street

Chicago, Illinois 60654

Ladies and Gentlemen:

This letter agreement (the “Agreement”) confirms the contractual reimbursement of certain expenses with respect to Octagon XAI CLO Income Fund (the “Trust”).

WHEREAS, XA Investments, LLC (“XAI” or the “Adviser”) serves as investment adviser to the Trust pursuant to an Investment Advisory Agreement, dated [•], 2024, between the Trust and the Adviser (the “Advisory Agreement”);

WHEREAS, Octagon Credit Investors, LLC (“Octagon” or the “Sub-Adviser”) serves as investment sub-adviser to the Trust pursuant to an Investment Sub-Advisory Agreement, dated [•], 2024, among the Trust, the Adviser and the Sub-Adviser (the “Sub-Advisory Agreement”);

NOW, THEREFORE, the parties hereto agree as follows:

1.	Distribution and/or Shareholder Servicing Fee Reimbursement.

a.	The Adviser hereby agrees to reimburse a portion of the distribution and/or shareholder servicing fees paid and/or accrued by the Trust in an amount equal to 0.50% of the Trust’s average daily net assets (the “Reimbursement Amount”) through the 18-month anniversary of the later of the effectiveness of the Trust’s registration statement on Form N-2 or the Trust's commencement of operations (the “Expense Reimbursement Period”); provided that the Adviser may, in its discretion, from time to time extend the Expense Reimbursement Period for additional period(s) of one year.

b.	During the Expense Reimbursement Period, the Sub-Adviser shall waive a portion of the sub-advisory fee payable by the Adviser to the Sub-Adviser pursuant to the Sub-Advisory agreement equal to one half of the Reimbursement Amount.

2.	Recoupment.

a.	The Trust shall pay the Adviser an amount equal to all Reimbursement Amounts (“Recoupment Payment”), provided that the amount of Recoupment Payment, together with all other expenses of the Trust, in the aggregate, would not cause the Trust’s expense ratio (excluding Excluded Expenses, as defined herein), to exceed the Trust’s expense ratio (excluding Excluded Expenses) at the time the expenses were reimbursed, provided further that no Recoupment Payments by the Trust will be made with respect to Reimbursement Amounts more than thirty-six (36) months after the date such Reimbursement Amount was reimbursed by the Adviser, and provided further that no Recoupment Payments by the Trust will be made if, at the time such Recoupment Payment would otherwise be made, the Trust’s expense ratio is greater than any expense limitation then in pace. “Excluded Expenses” are management fees, distribution and/or servicing fees, taxes, leverage interest, brokerage commissions, dividend and interest expenses on short sales, acquired fund fees and expenses (as determined in accordance with SEC Form N-2), expenses incurred in connection with any merger or reorganization, and extraordinary expenses, such as litigation expenses.

b.	The Adviser shall pay to the Sub-Adviser an amount equal to one half of any Recoupment Payment, if any, received from the Fund.

3.           Term and Termination. This Agreement shall become effective on the date hereof and shall continue until the earlier of 36 months after the end of the Expense Reimbursement Period, as may be extended from time to time, or the termination of the Advisory Agreement. Prior to the end of the Expense Reimbursement Period, this Agreement may be modified, waived or terminated only with the written consent of the Board of Trustees of the Trust.

4.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the Investment Company Act of 1940, as amended.

5.           Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

6.	Miscellaneous.

(a)	The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(b)	If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

Very truly yours,

XA INVESTMENTS, LLC

Name:
Title:

OCTAGON CREDIT INVESTORS, LLC

Name:
Title:

Accepted and Agreed:

OCTAGON XAI CLO INCOME FUND

By:
Name:
Title:

3